CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-1 (Registration No. 333-171574) and all its amendments of our report dated March 25, 2011, except for Notes 2, 6, 8, 10, 13 and 16, and the effects of the restatement discussed in Note 3, as to which the date is August 2, 2011 and Note 1 as to which the date is December 9, 2011 relating to the financial statements of China Shesays Medical Cosmetology Inc. for the years ended December 31, 2010 (consolidated) (restated) and 2009 (combined) which appears in the Annual Report to shareholders, which is included in this Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-1.

BAKER TILLY HONG KONG LIMITED
Certified Public Accountants
Hong Kong
January 13, 2012